Exhibit 99.1

News Release

Prestige Brands Holdings, Inc. Completes Purchase of Debrox® and Gly-Oxide® from GSK Finalizing 17 Brand Transaction

IRVINGTON, NY,--(BUSINESS WIRE)--April 2, 2012--Prestige Brands Holdings, Inc. (NYSE-PBH) today announced that it has completed the purchase of the two remaining brands of the seventeen brands it agreed to acquire from GlaxoSmithKline (GSK) on December 20, 2011. Friday’s purchase of Debrox® ear wax remover and Gly-Oxide® oral rinse completes the transaction.

The purchase of fifteen of the seventeen brands Prestige agreed to acquire was completed on January 31, 2012 for $615 million. The subsequent purchase of the remaining two brands finalizes the transaction, which called for Prestige to pay a total of $660 million in cash plus a customary post-closing inventory adjustment under the original terms of the agreements.

Sawaya Segalas & Company, Inc. LLC acted as exclusive financial advisor to Prestige Brands in these transactions.

Prestige Brands markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada and certain international markets. The Company's core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart removers, The Doctor’s® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden’s® throat drops, Dramamine® motion sickness treatment, BC® & Goody's® headache powders, Fiber Choice® and Beano® digestive aids, Debrox® ear wax remover, and Comet® household cleaners.

SOURCE: Prestige Brands Holdings, Inc.

Prestige Brands Holdings, Inc.

Dean Siegal (914) 524-6819